                                                                   EXHIBIT 99.1


--------------------------------------------------------------------------------
SPIN FOR CASH WIDE AREA PROGRESSIVE JOINT VENTURE

FINANCIAL STATEMENTS FOR THE YEARS ENDED SEPTEMBER 30, 2000, OCTOBER 2, 1999 AND SEPTEMBER 30, 1998 AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


To the Co-Venturers of the Spin for Cash Wide Area Progressive Joint Venture:

We have audited the accompanying balance sheets of the Spin for Cash Wide Area Progressive Joint Venture (the "Venture") as of September 30, 2000 and October 2, 1999, and the related statements of income, venturers' capital, and cash flows for the years ended September 30, 2000, October 2, 1999 and September 30, 1998. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Venture as of September 30, 2000 and October 2, 1999, and the results of its operations and its cash flows for the years ended September 30, 2000, October 2, 1999 and September 30, 1998, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Reno, Nevada
November 6, 2000

SPIN FOR CASH WIDE AREA PROGRESSIVE JOINT VENTURE
STATEMENTS OF INCOME

                                                                         YEARS ENDED
                                                         -------------------------------------------------
                                                         SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                            2000            1999            1998
----------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

REVENUES:
    Gaming operations                                        $375,379       $293,460      $246,851
                                                             --------       --------      --------

COSTS AND EXPENSES:
    Cost of gaming operations                                 139,329        121,774        99,768
    Depreciation                                               25,206         20,405        15,124
    Research and development                                    3,853          3,216         2,088
    Selling, general, and administrative                          300            177           189
    Provision for bad debts                                        28              -           125
                                                             --------       --------      --------

      Total expenses                                          168,716        145,572       117,294
                                                             --------       --------      --------

INCOME FROM OPERATIONS                                        206,663        147,888       129,557
                                                             --------       --------      --------

OTHER INCOME (EXPENSE):
    Interest income                                             9,778          6,307         3,745
    Interest expense                                           (4,494)        (4,234)       (2,323)
    Loss on investments                                             -             (3)            -
    Foreign currency valuation                                    (15)             -             -
                                                             --------       --------      --------


      Total other income (expense), net                         5,269          2,070         1,422
                                                             --------       --------      --------

NET INCOME                                                   $211,932       $149,958      $130,979
                                                             ========       ========      ========


   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH WIDE AREA PROGRESSIVE JOINT VENTURE
BALANCE SHEETS

                                                                   SEPTEMBER 30,   OCTOBER 2,
                                                                       2000           1999
-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                     $    70,279    $    57,783
    Accounts receivable, net of allowance for doubtful
      accounts of $102 and $74                                         35,785         24,674
    Investments to fund liabilities to jackpot winners                  6,558          4,741
    Prepaid royalties                                                  27,443         15,238
    Prepaid expenses and other                                          3,396            931
                                                                  -----------    -----------

      Total current assets                                            143,461        103,367
                                                                  -----------    -----------

FURNITURE, FIXTURES AND EQUIPMENT, at cost                             91,208         51,688
    Less accumulated depreciation                                     (49,879)       (29,309)
                                                                  -----------    -----------

       Furniture, fixtures and equipment, net                          41,329         22,379
                                                                  -----------    -----------

PREPAID ROYALTIES                                                        --           24,164
                                                                  -----------    -----------

INVESTMENTS TO FUND LIABILITIES TO JACKPOT
    WINNERS                                                            68,274         50,033
                                                                  -----------    -----------

TOTAL ASSETS                                                      $   253,064    $   199,943
                                                                  ===========    ===========

LIABILITIES AND VENTURERS' CAPITAL

CURRENT LIABILITIES:
    Accounts payable to IGT                                       $     3,260    $    27,997
    Accounts payable to Anchor                                             18            715
    Jackpot liabilities                                                26,592         26,529
    Commissions and other payables                                        866          1,297
    Capital lease payable to IGT                                         --              398
                                                                  -----------    -----------

       Total current liabilities                                       30,736         56,936

LONG-TERM JACKPOT LIABILITIES                                          81,575         66,197
                                                                  -----------    -----------

       Total liabilities                                              112,311        123,133

VENTURERS' CAPITAL                                                    140,753         76,810
                                                                  -----------    -----------

TOTAL LIABILITIES AND VENTURERS' CAPITAL                          $   253,064    $   199,943
                                                                  ===========    ===========


   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH WIDE AREA PROGRESSIVE JOINT VENTURE
STATEMENTS OF CASH FLOWS

                                                                         YEARS ENDED
                                                          --------------------------------------------
                                                          SEPTEMBER 30,   OCTOBER 2,    SEPTEMBER 30,
                                                              2000          1999            1998
------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                            $   211,932    $   149,958    $   130,979
                                                          -----------    -----------    -----------
    Adjustments to reconcile net income to net cash
        provided by operating activities:
      Depreciation                                             25,206         20,405         15,124
      Provision for bad debts                                      28           --              125
      Increase in accounts receivable                         (11,139)        (4,495)        (8,517)
      (Increase) decrease in prepaid expenses and other        12,186        (38,494)        (1,725)
      Increase (decrease) in accounts payable and
        accrued expenses                                      (26,263)        17,370        (13,526)
                                                          -----------    -----------    -----------
    TOTAL ADJUSTMENTS                                              18         (5,214)        (8,519)
                                                          -----------    -----------    -----------

    NET CASH PROVIDED BY OPERATING ACTIVITIES                 211,950        144,744        122,460
                                                          -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in furniture, fixtures, and equipment          (46,552)       (10,749)       (31,802)
    Proceeds from the sale of furniture, fixtures, and
       equipment                                                2,396          2,735          2,774
    Proceeds from investments to fund liabilities to
       jackpot winners                                          4,684         35,449          5,892
    Purchase of investments to fund liabilities to
       jackpot winners                                        (24,742)       (21,105)       (63,653)
                                                          -----------    -----------    -----------

    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES       (64,214)         6,330        (86,789)
                                                          -----------    -----------    -----------

SPIN FOR CASH WIDE AREA PROGRESSIVE JOINT VENTURE
STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED
                                                         ---------------------------------------
                                                         SEPTEMBER 30,  OCTOBER 2,  SEPTEMBER 30,
                                                             2000         1999         1998
------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on jackpot liabilities                       $ (79,823)   $ (87,096)   $  (5,892)
    Collection from systems to fund jackpot liabilities      92,572       85,045       79,024
    Capital contributions                                    22,275       22,275         --
    Distributions                                          (170,264)    (159,350)    (102,143)
                                                          ---------    ---------    ---------


     NET CASH USED IN FINANCING ACTIVITIES                 (135,240)    (139,126)     (29,011)
                                                          ---------    ---------    ---------

NET INCREASE IN CASH AND CASH
    EQUIVALENTS                                              12,496       11,948        6,660

CASH AND CASH EQUIVALENTS:
    BEGINNING OF YEAR                                        57,783       45,835       39,175
                                                          ---------    ---------    ---------

    END OF YEAR                                           $  70,279    $  57,783    $  45,835
                                                          =========    =========    =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
     INFORMATION -
       Cash paid for interest during the year             $   4,494    $   4,512    $   3,696
                                                          =========    =========    =========


SUPPLEMENTAL DISCLOSURE OF NONCASH
     INVESTING AND FINANCING ACTIVITIES -
       Capital lease additions                            $    --      $     201    $   2,128
                                                          =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH WIDE AREA PROGRESSIVE JOINT VENTURE
STATEMENTS OF VENTURERS' CAPITAL


(DOLLARS IN THOUSANDS)

                                ANCHOR        IGT         TOTAL
                              ---------    ---------    ---------
BALANCE, OCTOBER 1, 1997      $  17,674    $  17,417    $  35,091

    Distributions               (51,200)     (50,943)    (102,143)

    Net income                   65,489       65,490      130,979
                              ---------    ---------    ---------

BALANCE, SEPTEMBER 30, 1998      31,963       31,964       63,927

    Capital contributions          --         22,275       22,275

    Distributions               (79,675)     (79,675)    (159,350)

    Net income                   74,979       74,979      149,958
                              ---------    ---------    ---------

BALANCE, OCTOBER 2, 1999         27,267       49,543       76,810

    Capital contributions        22,275         --         22,275

    Distributions               (85,132)     (85,132)    (170,264)

    Net income                  105,966      105,966      211,932
                              ---------    ---------    ---------

BALANCE, SEPTEMBER 30, 2000   $  70,376    $  70,377    $ 140,753
                              =========    =========    =========


   The accompanying notes are an integral part of these financial statements.

SPIN FOR CASH WIDE AREA PROGRESSIVE JOINT VENTURE


NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


1.   ORGANIZATION

     The Spin for Cash Wide Area Progressive Joint Venture (the Venture) is owned equally by IGT, a wholly owned subsidiary of International Game Technology, and Anchor Gaming (Anchor). The Joint Venture Agreement was signed on December 3, 1996. The first machines operated by the Venture were placed into operation on December 12, 1996.

     The primary purpose of the Venture is to develop and install innovative gaming machines which utilize shared expertise and knowledge. As of September 30, 2000, the Venture was operating in Canada, Colorado, Indiana, Louisiana, Michigan, Mississippi, Missouri, Native American markets, Nevada, New Jersey, South Dakota and cruise ship markets.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The financial statements of the Venture are maintained in accordance with applicable accounting principles generally accepted in the United States of America.

     REVENUES - Substantially all of the revenues of the Venture are from the operation of linked progressive slot machines. In Colorado, Louisiana, Michigan, Mississippi, Missouri, Native American markets, Nevada, and South Dakota, the Venture provides the machines and operates the central monitoring system. The casinos pay a percentage of the play to the Venture.

     In New Jersey, each progressive system is operated by an independent trust managed by representatives from participating casinos. The Venture receives revenues based upon a set annual fee per machine per system. Payments to the jackpot winners are made by the trust.

     In Canada, Indiana, and the cruise ship markets, where machines are not linked, the Venture provides games for a set daily lease fee. In addition the Venture has stand alone machines in which the Venture participates in the revenue from the machine on a percentage or fee basis. Revenues are recognized as earned.

     OPERATING EXPENSES - IGT and Anchor provide most of the services associated with the operation of the Venture. The cost of these operations are billed to the Venture using methodologies that best approximate the actual cost of these services to the respective partner. Interest is accrued at an annual rate of approximately 8.53% and is billed monthly on balances payable to the partners that are greater than 30 days old and on inventories held for the Venture. Management believes that the methods used to allocate these costs are reasonable.

     THIRD PARTY EXPENSES - IGT and Anchor receive and pay all invoices from third parties for the delivery of goods or services. The partners invoice the Venture for these costs which are recorded by the Venture.

     RESEARCH AND DEVELOPMENT - IGT and Anchor perform substantially all of the engineering development work for the Venture and invoice the Venture for these services at cost. Research and development charges are expensed as incurred.

     CASH AND CASH EQUIVALENTS - Amounts include cash required for funding current progressive systems jackpot payments and purchasing investments to meet obligations for making payments to jackpot winners. Cash in excess of daily requirements is generally invested in various short-term marketable securities with maturities of 90 days or less. Such investments are stated at cost, which approximates market value.

     DEPRECIATION - Substantially all of the Venture's depreciable assets are used directly in gaming operations and are provided by the partners who invoice the Venture for these assets at their approximate cost. Depreciation is recorded on the straight-line method over the following estimated useful lives:

         Gaming operations equipment                     2 to 3 years
         Furniture, fixtures, and equipment                   5 years

     PREPAID ROYALTIES - Amounts include prepayments for registered trademarks used for various Venture products.

     ESTIMATES - The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS - Certain amounts in the 1999 and 1998 financial statements have been reclassified to be consistent with the presentation used in 2000.

3.   INVESTMENTS TO FUND LIABILITIES TO JACKPOT WINNERS

     These investments represent discounted US government treasury securities purchased to meet obligations for making payments to linked progressive systems jackpot winners. At September 30, 2000, the Venture had both the intent and ability to hold these investments to maturity and, therefore, classified them as held-to-maturity. Accordingly, these investments are stated at cost, adjusted for amortization of premiums and accretion of discounts over the term of the security, using the interest method. Securities in this portfolio have maturity dates through 2025.

     Investments to fund liabilities to jackpot winners at September 30, 2000 and October 2, 1999 are as follows:

                                                                       GROSS UNREALIZED
                                                AMORTIZED            -------------------         MARKET
                                                   COST              GAINS        LOSSES         VALUE
                                                ---------            -----        ------         ------
        (DOLLARS IN THOUSANDS)
        SEPTEMBER 30, 2000
        US government obligations                $  74,832            $ 1,240    $ (1,237)      $  74,835
                                                 =========            =======    ========       =========

        OCTOBER 2, 1999
        US government obligations                $  54,774            $   679    $ (2,382)      $  53,071
                                                 =========            =======    ========       =========

     Federal legislation passed in October 1998 permits jackpot winners to elect to receive the discounted value of progressive jackpots won in lieu of annual installments. For jackpots won after the date of the legislation, the winner was able to make this election after July 1, 1999. Upon a winner's election after July 1, 1999, investments held by the Venture to fund the winner's liability were sold to settle the liability. The offer for these past winners to elect a single cash payment has now expired. Therefore, we do not anticipate additional sales of held-to-maturity investments.

     Proceeds from the sale of these securities were paid to jackpot winners. Therefore, the net realized loss was offset by an equal gain on the settlement of winner liabilities. Below is a summary of sales of these securities:

                                                    FISCAL            FISCAL
                                                     2000              1999
     -------------------------------------------------------------------------------------------------------------------
     (DOLLARS IN THOUSANDS)
     Proceeds from sale                             $  898        $  32,798
     Gross realized gains                                -              107
     Gross realized losses                             108            1,215


4.   CAPITAL LEASES

     During fiscal 2000, the Venture discontinued leasing machines under capital leases. During fiscal 1999, the Venture leased machines for the operation of Louisiana and Missouri linked progressive systems. The machines were leased from IGT at a rate of 1/36 of the value of the assets each month. As of October 2, 1999, the assets had a net value of $398,000.

5.   LIABILITIES TO JACKPOT WINNERS

     The Venture receives a percentage of the amount played or machine rental and service fees from the linked progressive systems to fund the related jackpot payments in Colorado, Louisiana, Michigan, Mississippi, Missouri, Native American, Nevada, and South Dakota systems.. Winners may elect to receive a single payment of the discounted value of the jackpot won or annual installments. Equal annual installments are paid over 20 to 26 years without interest. Future gross payments due to jackpot winners under these systems at September 30, 2000 are as follows:

     FISCAL YEAR ENDING                           PAYMENT
     --------------------------------------------------------------------------
     (DOLLARS IN THOUSANDS)
           2001                                  $ 18,551
           2002                                     6,558
           2003                                     6,558
           2004                                     6,558
           2005                                     6,558
           2006 and after                          96,132
                                                 --------
                                                 $140,915
                                                 ========

     Jackpot liabilities in the amount of the present value of the jackpots are recorded concurrently with the recognition of the related revenue. Jackpot liabilities include discounted payments due to winners for jackpots won and amounts accrued for jackpots not yet won that are contractual obligations of the Venture. Jackpot liabilities consist of the following:

                                                                            SEPTEMBER 30,    OCTOBER 2,
                                                                                2000            1999
     --------------------------------------------------------------------------------------------------
     (DOLLARS IN THOUSANDS)
     Gross payments due to jackpot winners                                    $ 140,915       $ 188,918
     Unamortized discount on payments to jackpot winners                        (60,227)       (138,608)
     Accrual for jackpots not yet won                                            27,479          42,416
                                                                              ---------       ---------
     Total jackpot liabilities                                                  108,167          92,726
     Less current liabilities                                                   (26,592)        (26,529)
                                                                              ---------       ---------
     Long-term jackpot liabilities                                            $  81,575       $  66,197
                                                                              =========       =========

     The Venture amortizes the discount on the winner liabilities, recognizing it as interest expense. During fiscal years 2000, 1999, and 1998, the Venture recorded interest expense on jackpot liabilities of $3.8 million, $4.2 million, and $2.3 million. The Venture is required to maintain cash and investments relating to systems liabilities in separate accounts. During fiscal years 2000, 1999, and 1998, the Venture recorded interest income on jackpot investments of $3.8 million, $4.2 million, and $2.3 million.

6.   INCOME TAXES

     The Venture has not made any provision for federal income taxes due to its election to be taxed as a pass-through entity under Internal Revenue Code,
     Section 704A. Under this election, income of the Venture is taxable to the individual venturers.

7.   RELATED-PARTY TRANSACTIONS

     Substantially all of the goods and services recorded by the Venture are provided by or paid for by IGT and Anchor. These transactions are recorded by the Venture as a trade payable. At September 30, 2000 and October 2, 1999, the payable to IGT was $3.3 million and $28.0 million. As of September 30, 2000 and October 2, 1999, $18,000 and $715,000 was payable to Anchor. The Venture incurred interest expense to IGT of $703,000 during fiscal 2000, $50,000 in fiscal 1999 and $31,000 in fiscal 1998.



                                     ******